Exhibit 16.1
June 24, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of CPEX Pharmaceuticals, Inc.’s Current Report on Form 8-K dated June 24, 2009, and have the following comments:
1.	We agree with the statements made in the first, third, fourth and fifth sentences in the first paragraph and the first sentence of the second paragraph in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph, nor the second sentence of the second paragraph in Item 4.01(a) or in Item 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP